Exhibit 99.1

Tecnoglass Reports Fourth Quarter and Full Year 2019 Results

- Total Revenues Increased 16% to a Record $431 million for Full Year 2019; Led by Strong U.S. Growth -

- Net income of $24.3 million and Earnings of $0.55 Per Share for Fully Year 2019 -

- Cash Flow From Operations Improved to $26.7 million for Full Year 2019 -

- Backlog Expanded to a Record $542 Million; Up 5% Year-over-Year and 2% Quarter-over-Quarter -

- Declared Cash Dividend of $0.0275 Per Share and Simplified Capital Structure Through Discontinuation of Stock Dividends -

- Introduced Full Year 2020 Growth Outlook for Adjusted EBITDA1 of $97 million to $102 million on Total Revenues of $445 million to $455 million -

Fourth Quarter 2019 Highlights

●	Total revenues of $101.4 million, with approximately $5 million of commercial projects deferred into 2020
●	Net income of $10.6 million, or $0.23 per diluted share, including non-cash FX gains during the period
●	Adjusted net income[1] of $7.5 million, or $0.16 per diluted share
●	Adjusted EBITDA[1] of $21.5 million
●	Generated $19.2 million in cash flow from operations
●	Completed the implementation of all high-return automation projects

BARRANQUILLA, Colombia – March 2, 2020 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the fourth quarter and full year ended December 31, 2019.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “2019 was another transformative year for Tecnoglass, in which we achieved record total revenues, gross profit, adjusted EBITDA1 and backlog. Additionally, we effectively managed our inventory and working capital, contributing to further balance sheet improvement and robust cash flow generation into year end. We were especially pleased to deliver positive free cash flow during a year where we invested a considerable amount of capital towards completing several high return projects that will further enhance the strength of our vertically-integrated operations over the long-term. We believe these collective actions, combined with the simplification of our dividend to a cash-only policy, have significantly improved our alignment with shareholders, underpinning our commitment to meaningful value creation as we outpace market growth and gain share. Into 2020, we remain optimistic about our project pipeline and the strength of our industry-leading margin business.”

Christian Daes, Chief Operating Officer of Tecnoglass, stated, “Backlog grew each quarter on a sequential basis through 2019, primarily in the U.S, leaving us on firm footing at year end. Our focused efforts to add new customers, enter new markets and provide best-in-class service drove a 24% full year sales increase in the U.S., representing 85% of our total revenues compared to 80% in 2018. Full year single-family residential sales increased by 78%, surpassing our expectations. At the same time, during the fourth quarter higher costs for aluminum and U.S. labor adversely impacted gross profit. In addition, some customers experienced their own labor constraints, resulting in an estimated $5 million of delayed commercial projects into 2020. We anticipate the efficiency savings from our timely completion of automation initiatives, among other actions, will help mitigate higher labor costs and allow us to accomplish our objectives in the year ahead.”

Fourth Quarter 2019 Results

Total revenues for the fourth quarter of 2019 improved 3.6% to $101.4 million compared to $97.9 million in the prior year quarter. Excluding the impact of unfavorable foreign currency exchange, total revenues increased 4.7% compared to the prior year quarter, with growth in the U.S. and Colombia. U.S. revenues increased 2.9% to $83.8 million compared to $81.5 million in the prior year quarter, primarily driven by stronger residential invoicing partly offset by delayed starts on key commercial projects, representing an estimated $5.0 million of deferred invoicing. The delays were mainly attributable to labor constraints experienced by customers amid overall robust commercial construction activity. Colombia revenues of $14.1 million increased 9.2% as reported and 17.4% excluding foreign currency compared to the prior year quarter, primarily attributable to stronger project activity.

Gross profit for the fourth quarter of 2019 was $29.3 million, representing a 28.9% gross margin compared to gross profit of $34.1 million, representing a 34.9% gross margin in the prior year quarter. The lower gross margin was mainly attributable to higher U.S. labor costs, particularly on installation revenues and subcontracting costs, as well as modestly higher aluminum costs per unit. Gross margin in fourth quarter 2019 also included approximately $1.5 million of non-recurring costs to finalize the implementation, testing and start-up of the Company’s high return automation projects at its production facilities.

Net income was $10.6 million, or $0.23 per diluted share in the fourth quarter of 2019 compared to a net loss of $4.4 million, or a $0.12 loss per diluted share in the prior year quarter, including non-cash foreign exchange transaction gains in the fourth quarter 2019 and losses in the fourth quarter 2018 related to the re-measurement of USD denominated assets and liabilities against the Colombian Peso as functional currency. Adjusted net income1 was $7.5 million, or $0.16 per diluted share compared to adjusted net income of $10.2 million, or $0.25 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $21.5 million, or 21.2% of sales compared to $21.5 million, or 22.0% of sales, in the prior year quarter. Adjusted EBITDA1 in the fourth quarter 2019 included $1.1 million in contribution from the Company’s joint venture with Saint-Gobain.

Full Year 2019 Results

Total revenues for the full year 2019 increased 16.2% to $430.9 million compared to $371.0 million in the prior year. Excluding the impact of unfavorable foreign currency exchange, total revenues increased 17.7% compared to the prior year.

Gross profit increased 13.0% year-over-year to a full year record of $135.8 million, representing a 31.5% gross margin, compared to $120.2 million, representing a 32.4% gross margin in the prior year. Operating income was $58.8 million compared to $47.2 million in the prior year. Net income was $24.3 million, or a $0.55 per diluted share, compared to net income of $8.5 million, or $0.22 per diluted share in the prior year. Adjusted net income1 was $30.8 million, or $0.69 per diluted share, compared to $32.3 million, or $0.82 per diluted share in the prior year. Adjusted EBITDA1 for the full year 2019 improved to a record $92.4 million, or 21.4% of sales, compared to $80.8 million, or 21.8% of sales, in the prior year.

The Company ended 2019 with cash and cash equivalents of $47.9 million compared to $33.0 million in the prior year. Cash provided by operating activities of $26.7 million, improved by $31.8 million compared to the prior year, attributable to more efficient inventory and working capital management into year end. During 2019 the Company incurred $25.0 million of cash capital expenditures, compared to $13.1 million in the prior year, with the increase due to the Company’s $20 million investment into recently completed high-return projects to expand and automate key operations at several glass and aluminum facilities.

Dividend

On March 2, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.0275 per share, or $0.11 per share on an annualized basis, payable on April 30, 2020 to shareholders of record as of the close of business on March 31, 2020.

Full Year 2020 Outlook

For the full year 2020, the Company expects to see growth in construction end markets and additional market share gains in the U.S. In 2020, the Company anticipates revenues to grow to a range of $445 to $455 million. The Company anticipates Adjusted EBITDA in 2020 to be in the range of $97 million to $102 million, representing growth of 7.7% at the midpoint year-over-year, driven by higher revenues and the flow through of high return investments, partly offset by higher labor costs.

Conference Call

Management will host a conference call on Monday, March 2, 2020 at 10:00 a.m. eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)
●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13698246.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the leading architectural glass transformation company in Colombia and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to North, Central and South America, the Caribbean, and the Pacific. Tecnoglass supplies over 1000 customers in North, Central and South America, with the United States accounting for over 80% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco).

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$47,862	$33,040
Investments	2,304	1,163
Trade accounts receivable, net	110,558	92,791
Due from related parties	8,057	8,239
Inventories	82,714	91,849
Contract assets – current portion	42,014	46,018
Other current assets	29,340	20,299
Total current assets	$322,849	$293,399

Long term assets:
Property, plant and equipment, net	$154,609	$149,199
Deferred income taxes	4,595	4,770
Contract assets – non-current	7,059	6,986
Dure from related parties - long term	1,786	-
Intangible assets	6,703	9,006
Goodwill	23,561	23,561
Long term investments	45,596	-
Other long term assets	2,910	2,853
Total long term assets	246,819	196,375
Total assets	$569,668	$489,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$16,084	$21,606
Trade accounts payable and accrued expenses	61,878	65,510
Accrued interest expense	7,645	7,567
Due to related parties	4,415	1,500
Dividends payable	67	736
Contract liability – current portion	12,459	16,789
Due to equity partners	10,900	-
Other current liabilities	15,563	8,887
Total current liabilities	$129,011	$122,595

Long term liabilities:
Deferred income taxes	$411	$2,706
Long term payable associated to GM&P acquisition	8,500	8,500
Long term liabilities from related parties	622	600
Contract liability – non-current	187	1,436
Long term debt	243,727	220,709
Total long term liabilities	253,447	233,951
Total liabilities	$382,458	$356,546

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2019 and December 31, 2018 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,117,631 and 38,092,996 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	5	4
Legal Reserves	1,367	1,367
Additional paid-in capital	208,283	157,604
Retained earnings	16,213	10,439
Accumulated other comprehensive (loss)	(39,264)	(37,058)
Shareholders’ equity attributable to controlling interest	186,604	132,356
Shareholders’ equity attributable to non-controlling interest	606	872
Total shareholders’ equity	187,210	133,228
Total liabilities and shareholders’ equity	$569,668	$489,774

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Operating revenues:
External customers	$98,310	$96,329	$422,118	$365,646
Related parties	3,081	1,534	8,794	5,338
Total operating revenues	101,391	97,863	430,912	370,984
Cost of sales	72,052	63,729	295,103	250,767
Gross profit	29,339	34,134	135,809	120,217

Operating expenses:
Selling expense	(9,810)	(10,764)	(41,925)	(39,390)
General and administrative expense	(8,766)	(9,054)	(35,069)	(33,632)
Total operating expenses	(18,576)	(19,818)	(76,994)	(73,022)

Operating income	10,763	14,316	58,815	47,195

Non-operating income	487	327	1,565	2,915
Equity method income	323	-	596	-
Foreign currency transactions gains (losses)	8,948	(13,633)	(973)	(14,461)
Interest expense and deferred cost of financing	(5,586)	(5,636)	(22,806)	(21,187)

Income (Loss) before taxes	14,935	(4,626)	37,197	14,462

Income tax (provision) benefit	(4,338)	211	(12,928)	(5,976)

Net (loss) income	$10,597	$(4,415)	$24,269	$8,486

Loss attributable to non-controlling interest	296	116	266	545

Income (Loss) attributable to parent	$10,893	$(4,299)	$24,535	$9,031

Comprehensive income:
Net income (loss)	$10,597	$(4,415)	$24,269	$8,486
Foreign currency translation adjustments	8,259	(8,971)	(509)	(8,407)
Chase in fair value derivative contracts	1,450	-	509	-

Total comprehensive income (loss)	$20,306	$(13,386)	$24,269	$79
Comprehensive (income) loss attributable to non-controlling interest	296	116	266	545

Total comprehensive income (loss) attributable to parent	$20,602	$(13,270)	$24,535	$624

Basic income (loss)per share	$0.23	$(0.12)	$0.55	$0.23

Diluted income (loss) per share	$0.23	$(0.12)	$0.55	$0.22

Basic weighted average common shares outstanding	46,117,631	39,839,253	44,464,097	39,087,527

Diluted weighted average common shares outstanding	46,117,631	40,239,666	44,464,097	39,487,940

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,269	$8,486
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	1,389	369
Depreciation and amortization	22,735	23,157
Deferred income taxes	(2,698)	(3,289)
Equity method income	(596)	-
Deferred cost of financing	1,624	1,468
Other non-cash adjustments	82	(142)
Changes in operating assets and liabilities:
Trade accounts receivables	(19,615)	(23,700)
Inventories	8,419	(28,064)
Prepaid expenses	(3,328)	(1,161)
Other assets	(7,744)	(4,645)
Trade accounts payable and accrued expenses	(2,396)	34,588
Accrued interest expense	83	466
Taxes payable	5,075	(4,315)
Labor liabilities	(19)	340
Contract assets and liabilities	(1,674)	(8,566)
Related parties	1,133	(23)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$26,739	$(5,031)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	1,583	1,575
Acquisition of businesses	(34,100)	(6,000)
Purchase of investments	(1,684)	(1,184)
Acquisition of property and equipment	(24,952)	(13,117)
CASH USED IN INVESTING ACTIVITIES	$(59,153)	$(18,726)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	45,527	28,600
Cash dividend	(5,227)	(2,714)
Proceeds from equity offering	36,478	-
Repayments of debt	(29,507)	(8,860)
CASH PROVIDED BY FINANCING ACTIVITIES	$47,271	$17,026

Effect of exchange rate changes on cash and cash equivalents	$(35)	$(1,152)

NET INCREASE (DECREASE) IN CASH	14,822	(7,883)
CASH - Beginning of period	33,040	40,923
CASH - End of period	$47,862	$33,040

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$19,660	$18,223
Income Tax	$12,296	$8,399

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$1,222	$447
Gain in extinguishment of GM&P payment settlement	$-	$3,606

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended Dec 31,			Twelve months ended Dec 31,
	2019	2018	% Change	2019	2018	% Change
Revenues by Region
United States	83,847	81,466	2.9%	368,055	296,534	24.1%
Colombia	14,109	12,926	9.2%	52,299	62,445	-16.2%
Other Countries	3,436	3,471	(1.0)%	10,559	12,005	(12.0)%
Total Revenues by Region	101,391	97,863	3.6%	430,912	370,984	16.2%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended Dec 31,			Twelve months ended Dec 31,
	2019	2018	% Change	2019	2018	% Change

Total Revenues with Foreign Currency Held Neutral	102,455	97,863	4.7%	436,655	370,984	17.7%
Impact of changes in foreign currency	(1,064)	-		(5,743)	-
Total Revenues, As Reported	101,391	97,863	3.6%	430,912	370,984	16.2%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Twelve months ended
	December 30,		December 30,
	2019	2018	2019	2018

Net (loss) income	10,597	(4,415)	24,269	8,486
Less: Income (loss) attributable to non-controlling interest	296	116	266	545
(Loss) Income attributable to parent	10,893	(4,299)	24,535	9,031
Foreign currency transactions losses (gains)	(8,948)	13,633	973	14,461
Deferred cost of financing	411	390	1,624	1,468
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	2,962	983	5,350	6,686
Joint Venture VA (Saint Gobain) adjustments	574	-	1,338	-
Tax impact of adjustments at statutory rate	1,600	(508)	(2,971)	673
Adjusted net (loss) income	7,492	10,199	30,849	32,319

Basic income (loss) per share	0.23	(0.12)	0.55	0.23
Diluted income (loss) per share	0.23	(0.12)	0.55	0.22

Diluted Adjusted net income (loss) per share	0.16	0.25	0.69	0.82

Diluted Weighted Average Common Shares Outstanding in thousands	46,118	40,240	44,464	39,488
Basic weighted average common shares outstanding in thousands	46,118	39,839	44,464	39,088
Diluted weighted average common shares outstanding in thousands	46,118	40,240	44,464	39,488

	Three months ended		Twelve months ended
	December 30,		December 30,
	2019	2018	2019	2018

Net (loss) income	10,597	(4,415)	24,269	8,486
Less: Income (loss) attributable to non-controlling interest	296	116	266	545
(Loss) Income attributable to parent	10,893	(4,299)	24,535	9,031
Interest expense and deferred cost of financing	5,586	5,636	22,806	21,187
Income tax (benefit) provision	4,338	(211)	12,928	5,976
Depreciation & amortization	5,546	5,674	22,735	23,157
Foreign currency transactions losses (gains)	(8,948)	13,633	973	14,461
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	2,962	983	5,350	6,686
Director Stock compensation and provision for obsolete inventory	-	69	-	282
Joint Venture VA (Saint Gobain) EBITDA adjustments	1,146	-	3,048	-
Adjusted EBITDA	21,523	21,485	92,375	80,780